EXHIBIT - 99.1

Company Contact:
 Richard O. Faria
Chief Financial Officer
(510) 608-3410
Dick_Faria@STI.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.
REPORTS THIRD QUARTER 2003 RESULTS

FREMONT, CALIFORNIA, November 4, 2003...SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ) A leading North American provider of automation safeguarding technology announced today the results of operations for the quarter and nine months ended September 30, 2003. Sales for the third quarter of 2003 were $14,001,000, an increase of 7%, as compared to sales of $13,034,000 recorded for the same quarter of 2002. Net loss for the third quarter of 2003 was $246,000, or $.03 per basic share, compared to net income of $348,000, or $.04 per basic and diluted share, for the third quarter of 2002. Year to date sales for the nine months ended September 30, 2003 were $41,233,000, an 11% increase over sales of $37,092,000 recorded in the comparable period of 2002. Net income for the first nine months of 2003 was $52,000, or $.01 per basic and diluted share, compared to net income of $284,000, or $.03 per basic and diluted share, for the same period in 2002.

"During the third quarter, our results were negatively impacted by the write down of inventory as a result of a bankruptcy filing by a customer, costs relating to the discontinuance of a sensor product line and cost overruns associated with a project by our STI Machine Services subsidiary. In addition, we incurred costs associated with the relocation of our Tulare, California operation to an existing STI facility in Logan, Utah," stated Joseph J. Lazzara, President and Chief Executive Officer.

"The third quarter is typically weighted down by the summer doldrums, but frankly we were encouraged by the 7% sales growth experienced as compared to the same period last year. Had it not been for the above events and expenditures, most of which are non-recurring in nature, we would have had another profitable quarter."

Third Quarter Highlights

Important events for the third quarter included:

We commenced shipments on a significant order for STI equipment used on an Automated Package Processing System (APPS) program that will enhance the U.S. Postal Service existing parcel processing capability. Lockheed Martin is the prime contractor for the APPS program. The STI FastScan provides parcel-dimensioning information while other STI products are employed as part of the automated machine's safeguarding controls. Product deliveries are scheduled to continue during the fourth quarter of 2003 and the first half of 2004.

We announced that we will be relocating our European Technical Support operations from Freiburg, Germany to Salzkotten, Germany. STI will continue to provide technical, application, warranty and repair support from this new location for customers in the European Union. We believe this change will result in cost savings in subsequent years.

We introduced and commenced deliveries on the PA4600-EP, a new hazardous location, multiple-beam perimeter access guarding safeguarding system designed for use in a wide range of potentially hazardous and explosives application environments. The PA4600-EP is housed in a rugged cast aluminum enclosure rated for Class I, Group C and D explosive environments and meets the US Standard for atmospheres represented by intermittent or continuous presence of Ethylene; and those represented by Propane. The Enclosure is also ATEX certified to meet directive (94/9/EC).

We announced an Integrated Muting System (IMS) which provides simplified entry and exit guarding to hazardous areas, such as those associated with conveyor and automated material handling systems. By using various sensors, the IMS distinguishes between people and material transferring through the designated access areas. The IMS offers advantages of increased productivity and safety while providing the necessary components in a single package assembled on a robust platform for easy installation and use.

We introduced two new non-contact safety interlock switches: the electronically coded EC Series and the magnetically coded CM Series. The EC Series is best suited for high vibration installations and applications and where misalignment is a concern. The CM Series offers a lower cost solution in a tamper resistant, rugged enclosure in three sizes to meet a variety of application needs. Both products are independently certified to meet the highest machine safeguarding level, Category 4, as specified by international standards.

We changed the name of our Dunn Sales subsidiary to STI Machine Services. This new name reinforces for our customers and prospects that STI is a single-source solution for all of their machine safeguarding needs. STI customers can expect the same high quality safety products and services that they have come to depend on through STI Machine Services.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products through its Safety Products Group. STI's safety products are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. Our web site is located at www.sti.com.

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

With headquarters in Fremont, California, STI was founded over 30 years ago and employs over 360 people. STI has been selected twice by Forbes and three times by Business Week as one of the "world's best small companies."

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the level and timing of expenses relating to the relocation of the Company's European operations, the timing of future product deliveries and the Company's efforts to expand its product portfolios. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the level and timing of customer orders, the mix of products sold, fluctuations in sales of complementary third party products with which the Company's products are sold, the timing of operating expenditures, general economic conditions in the U.S. and abroad, competition, the Company's ability to introduce successful new products and other factors that are listed from time to time in the Company's SEC reports, including but not limited to the Company's Annual Report to Shareholders, Form 10-K and reports on Form 10-Q.

SCIENTIFIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Income Statement

(Amounts in thousands except earnings per share)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002
Sales	$14,001	$13,034	$41,233	$37,092
Cost of sales	8,719	7,251	24,260	20,848
Gross profit	5,282	5,783	16,973	16,244

Operating expenses	5,690	5,221	16,940	15,794
Operating income (loss)	(408)	562	33	450

Interest and other income	11	(1)	50	8
Income (loss) before taxes	(397)	561	83	458

Provision for (benefit) from income taxes	(151)	213	31	174
Net income (loss)	$ (246)	$ 348	$ 52	$ 284

Basic and diluted net income (loss) per share	$ (.03)	$ .04	$ .01	$ .03

Shares used to compute net income (loss) per share	9,705	9,672	9,766	9,675
	Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)
	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$ 1,857	$ 2,620
Accounts receivable	8,201	7,636
Inventories	8,807	8,719
Other assets	4,566	3,599
Total current assets	23,431	22,574
Property and equipment, net Goodwill and other intangible assets, net	3,942 10,640	3,725 11,593
Total assets	$38,013	$37,892

Liabilities and shareholders' equity
Current liabilities:
Trade accounts payable	$ 2,676	$ 2,942
Accrued expenses	3,127	2,836
Current portion of capital lease with Parent	68	60
Total current liabilities	5,871	5,838
Capital lease with Parent	181	240
Deferred income taxes	2,064	2,064
Total liabilities	8,116	8,142
Shareholders' equity	29,897	29,750
Total liabilities and shareholders' equity	$38,013	$37,892

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